EXHIBIT 99.1

Somerset Hills Bancorp Reports 36% Increase in First Quarter Earnings; Board Boosts Quarterly Cash Dividend by 14.3%

BERNARDSVILLE, N.J., April 19, 2012 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), reported net income of $820,000 for the first quarter of 2012, a 36.0% increase over net income of $603,000 for the first quarter of 2011. First quarter diluted earnings per share were $0.15 in 2012 and $0.11 in 2011.

Stewart E. McClure, Jr., President and CEO, stated, "We are again very pleased with the Company's financial performance. Our earnings momentum continued during the most recent quarterly period, while credit quality remained sound and our loan pipeline grew. Our financial strength has provided us the opportunity to grow organically, and to increase market share as many banking organizations in and around our operating area are not as well positioned for expansion. Average core deposits for the 2012 first quarter increased by 16% from one year ago and now represent 87% of all deposits. The improved deposit mix has contributed to a lower cost of deposits, which declined to 0.39% for the 2012 first quarter. Meanwhile, our average loan balances improved by 8% quarter over quarter. Our credit quality metrics remained among the best amongst all U.S. banking institutions – 99.94% of our loans are performing. Profitability metrics also continue to improve. Return on assets for the first quarter was 0.94%, up from 0.77% in the prior year quarter, and our efficiency ratio improved to 63.5% from 71.9% in the prior year quarter."

Fully taxable equivalent ("FTE") net interest income for the first quarter of 2012 totaled $3.1 million, an increase of $222,000, or 7.6%, from $2.9 million earned in the first quarter of 2011. The increase in FTE net interest income was primarily due to an increase in average interest-earning assets, which grew by 10.9% to $329.6 million in 2012 from $297.3 million in 2011. The growth in assets was primarily due to growth in average loans and investment securities, which measured 7.9% and 16.7%, respectively. The benefit to net interest income attributable to the higher volume of interest-earning assets was partially offset by a contraction in the net interest margin which, due largely to increased excess liquidity, narrowed by 15 basis points to 3.84% in the current quarter from the prior year quarter. Margin contraction was also due to loans and securities re-pricing downward at a faster pace than interest-bearing funding sources, although this was partially mitigated by an improved funding mix, reflecting a 16.0% increase in core deposits.

Non-interest income increased by $155,000 to $551,000 in the first quarter of 2012 from $396,000 in the first quarter of 2011, primarily due to a $160,000 increase in gains on sales of residential loans at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank. Sullivan's origination volume increased due to higher refinancing activity, reflecting a significantly lower interest rate environment in the current quarter versus the prior year quarter. Additionally, the first quarter of 2011 included $9,000 in net gains from the sale of investment securities, while the first quarter of 2012 reflected a modest net increase in banking and wealth management fees.

Non-interest expenses continue to decline. For the first quarter of 2012, noninterest expenses decreased by $36,000, or 1.5%, to $2.3 million in the first quarter of 2012 from $2.4 million in the first quarter of 2011. The decrease was due primarily to decreases in occupancy and FDIC premium expenses, partially offset by higher incentive based compensation and directors fees. Management continues its cost containment efforts which have yielded cost savings in all areas of the Company's operations.

The Company recorded provisions for income taxes of $438,000 for the first quarter of 2012 compared to $240,000 for the first quarter of 2011. The effective tax rate was 34.8% for the first quarter of 2012 and 28.5% for same period one year ago. The increase in the effective tax rate was due to an increase in revenue from taxable sources.

The first quarter provision for loan losses was $75,000 for both 2012 and 2011. Net charge-offs totaled $56,000 in the 2012 first quarter while there was a $3,000 net recovery in the 2011 first quarter. The allowance for loan losses was $3.0 million at both March 31, 2012 and 2011, representing 1.30% of total loans at March 31, 2012 and 1.35% of total loans at March 31, 2011. Non-accrual loans at March 31, 2012 totaled $136,000, representing 0.06% of total loans, down from $254,000, or 0.12% of total loans one year ago. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.04% at March 31, 2012 and 0.08% at March 31, 2011. The Company had no OREO at March 31 of both 2012 and 2011 and troubled debt restructured loans totaling $343,000 at March 31, 2012 and $736,000 at March 31, 2011. As of March 31, 2012, the Company had $854,000 in loans delinquent 30 to 89 days, representing 0.37% of total loans, versus $2.5 million, or 1.12%, of total loans, at the end of the prior year's first quarter.

As of March 31, 2012, the Company's tangible common equity ratio and tangible book value per share were 11.82% and $7.63, respectively. As of March 31, 2011, the Company's tangible common equity ratio and tangible book value per share were 12.28% and $7.30, respectively.

Based upon the Company's recent performance, the Board of Directors declared a quarterly cash dividend of $0.08 per share payable May 31, 2012 to shareholders of record as of May 17, 2012. This quarterly cash dividend represents a $0.01 per share increase from the fourth quarter of 2011.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended March 31
($ in thousands except per share data)	2012	2011

Income Statement Data:
Net interest income	$ 3,099	$ 2,875
Provision for loan losses	75	75
Net interest income after prov. for loan losses	3,024	2,800
Non-interest income	551	396
Non-interest expense	2,317	2,353
Income before income taxes	1,258	843
Income tax expense	438	240
Net income	$ 820	$ 603
Diluted earnings per share	$ 0.15	$ 0.11

Balance Sheet Data:
At period end-
Total assets	$ 343,690	$ 324,162
Loans, net	228,776	216,394
Loans held for sale	1,495	1,183
Allowance for loan losses	3,001	2,953
Investment securities held to maturity	9,936	10,740
Investment securities held for sale	42,177	31,251
Deposits	294,273	271,688
Borrowings	7,500	11,000
Shareholders' equity	40,690	39,805
Book value per share	$ 7.63	$ 7.30
Tangible common equity ratio	11.84%	12.28%
Average for the period-
Interest-earning assets	329,618	297,347
Total assets	350,749	317,743
Shareholders' equity	40,957	39,771
Shares outstanding - diluted (thousands)	5,340	5,429

Performance Ratios:
Return on average assets	0.94%	0.77%
Return on average equity	8.05%	6.15%
Net interest margin (FTE)	3.84%	3.99%
Efficiency ratio	62.7%	71.1%

Asset Quality:
Net charge-offs	56	(3)
At period end-
Nonaccrual loans	136	254
OREO property	--	--
Total nonperforming assets	136	254
Troubled debt restructured loans	343	736
Nonaccrual loans to total loans	0.06%	0.12%
Nonperforming assets to total assets	0.04%	0.08%
Allowance for loan losses to total loans	1.30%	1.35%
Allowance as a % of nonperforming loans	2,207%	1,163%

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended	Three months ended
	March 31, 2012	March 31, 2011

INTEREST INCOME

Loans, including fees	$ 3,026	$ 2,871
Investment securities	403	429
Interest bearing deposits with other banks	26	25
Total interest income	3,455	3,325

INTEREST EXPENSE
Deposits	290	359
Federal Home Loan Bank advances	66	91
Total interest expense	356	450

Net interest income	3,099	2,875

PROVISION FOR LOAN LOSSES	75	75

Net interest income after provision for loan losses	3,024	2,800

NON-INTEREST INCOME
Service fees on deposit accounts	71	75
Gains on sales of mortgage loans, net	307	147
Bank owned life insurance	67	71
Gain on sales of investment securities, net	--	9
Other income	106	94
Total Non-Interest Income	551	396

NON-INTEREST EXPENSE
Salaries and employee benefits	1,367	1,317
Occupancy expense	349	412
Advertising and business promotions	29	29
Printing stationery and supplies	45	43
Data processing	131	135
Other operating expense	396	417
Total Non-Interest Expense	2,317	2,353

Income before provision for taxes	1,258	843

PROVISION FOR INCOME TAXES	438	240

Net income	$ 820	$ 603

Diluted earnings per common share	$ 0.15	$ 0.11

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(unaudited)

	March 31, 2012	December 31, 2011

ASSETS

Cash and due from banks	$ 5,784	$ 4,588
Interest bearing deposits at other banks	37,996	55,411
Total cash and cash equivalents	43,780	59,999

Loans held for sale	1,495	2,969
Investment securities held to maturity (Approximate market value of $10,104 in 2012 and $10,849 in 2011)	9,936	10,738
Investments available for sale	42,177	43,579

Loans receivable	231,777	232,485
Less allowance for loan losses	(3,001)	(2,982)

Net loans receivable	228,776	229,503

Premises and equipment, net	4,963	4,996
Bank owned life insurance	8,068	8,000
Accrued interest receivable	1,139	1,168
Prepaid expenses	970	985
Other assets	2,386	2,088

Total assets	$ 343,690	$ 364,025

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$ 75,283	$ 80,532
Interest bearing deposits
Now,M/M and savings	178,567	193,276
Certificates of deposit, under $100,000	20,275	20,875
Certificates of deposit, $100,000 and over	20,148	20,031

Total deposits	294,273	314,714

Federal Home Loan Bank advances	7,500	7,500
Other liabilities	1,227	1,442

Total liabilities	303,000	323,656

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	--	--
Common stock- authorized 9,000,000 shares of no par value; issued and outstanding, 5,331,783 shares in 2012 and 5,344,648 shares in 2011	36,875	36,972
Retained earnings	3,054	2,608
Accumulated other comprehensive income	761	789

Total stockholders' equity	40,690	40,369

Total liabilities and stockholders' equity	$ 343,690	$ 364,025
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         William S. Burns
         Executive VP & CFO
         908.630.5018